SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

ABLEAUCTIONS.COM INC.

Name of the Registrant as Specified in its Charter

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The following letter from the registrant’s President is to be distributed to shareholders of the registrant on or about June 7, 2004, along with the proxy statement.  The letter may be deemed “soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

Ableauctions.com Inc.

1963 Lougheed Highway, Coquitlam, B.C. V3K 3T8

604-521-3369 or Fax: 604-521-4911

June 7, 2004

Dear Shareholder,

Our Mission is to be a world leader in providing auction houses with Internet auction technology, services related to broadcasting auctions on the Internet, and inventory for liquidation.

This last year was a pivotal and exciting time for Ableauctions. It was the year that we turned the company profitable and laid a solid foundation on which to build an exciting technology company.  In the process, we made significant progress towards accomplishing many of our objectives and milestones.

Ableauctions has had a great start.  Already, in the 1st quarter for 2004, we have exceeded last year’s revenue.  We developed innovative technology, which we continuously refine, that enables auction houses to broadcast auctions on the Internet.  We have managed to attract some of the world’s leading auction houses to partner with in delivering our technology and services, and we have established an experienced management team and an enviable board of directors, all dedicated towards building a significant technology company globally.

We have also been successful in securing financing. Last year, we raised $4 million in private offerings of our securities, attracting some of the largest institutions in the world.  We have increased shareholder’s equity in the company to over $8.5 million and are constantly looking for new ways to produce revenue streams that we believe will benefit the company in years to come.

Looking forward, we have set a number of aggressive goals for the coming months as we continue to build on our strengths in the auction and liquidation industry for future growth.  We want to further expand by partnering with or by acquiring companies that add breadth to our core competencies and enhance our business model.  In the past, we have used our common stock to expand our operations.  We believe this is a good idea, because it not only conserves our cash but it provides those with whom we do business a stake in our company.  We believe that stock ownership engenders loyalty and motivates consultants and others to act in our best interests.  To that end, we are asking you to approve an increase in our outstanding capital stock and our 2002 Consultant Stock Plan at this year’s annual stockholder meeting.

With innovative technology, good management and the support of our shareholders, we look forward to achieving our goals in the coming years.

On behalf of the Board of Directors, I would like to acknowledge the dedication, commitment and hard work of all our employees and consultants and sincerely thank our shareholders for their support.

Yours truly,

Abdul Ladha

President & Chief Executive Officer

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